Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Baudax Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01	457(c) and 457(h)	120,605	$1.70	$205,028.50	0.0000927	$19.01

Total Offering Amounts					$205,028.50		$19.01

Total Fee Offsets(4)							—

Net Fee Due							$19.01

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 (the “Common Stock”) of Baudax Bio, Inc. (the “Registrant”) issuable under the Baudax Bio, Inc. 2019 Equity Incentive Plan (the “Plan”) in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Represents 120,605 shares of Common Stock that were added to the shares authorized for issuance under the Plan on December 1, 2021 pursuant to an “evergreen” provision contained in the Plan (which amount takes into account the Registrant’s one-for-35 reverse stock split that became effective on February 16, 2022).

(3)

This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on March 11, 2022.

(4)	The Registrant does not have any fee offsets.